                                                                 Exhibit 10.87.2

                                                               [COLLINS STATION]





                             POWER PURCHASE AGREEMENT


                           DATED AS OF DECEMBER 15, 1999
                 AS AMENDED AND RESTATED AS OF SEPTEMBER 13, 2000


                                      BETWEEN


                            COMMONWEALTH EDISON COMPANY


                                        AND


                              MIDWEST GENERATION, LLC






                            COLLINS GENERATING STATION

                                 TABLE OF CONTENTS


                                                                         PAGE
                                                                         ----

1.      DEFINITIONS AND INTERPRETATION                                     1

    (a) DEFINITIONS                                                        1
    (b) INTERPRETATION                                                     9
    (c) LEGAL REPRESENTATION OF PARTIES                                    9
    (d) TITLES AND HEADINGS                                               10
2.      TERM                                                              10

3.      GENERATING CAPACITY                                               10

    (a) CHARACTER                                                         10
    (b) SUPPLY                                                            10
    (c) DISPATCH                                                          10
    (d) ENERGY IMBALANCE                                                  10
5.      METERING; BILLING; PAYMENT                                        11

    (a) METERING                                                          11
    (b) METER INACCURACIES                                                11
    (c) BILLING                                                           11
    (d) BILLING DISPUTES.                                                 12
    (d) BILLING DISPUTES                                                  12
    (e) ANNUAL SETTLEMENT AMOUNT PAYMENT                                  12
6.      OPERATION OF RESERVED UNITS                                       12

    (a) STANDARD OF OPERATION                                             12
    (b) ELECTRIC ENERGY GENERATION.                                       12
    (b) ELECTRIC ENERGY GENERATION                                        12
    (c) OUTAGES                                                           14
        (i)    PLANNED OUTAGES                                            14
        (ii)   MAINTENANCE OUTAGES                                        15
        (iii)  FORCED OUTAGES                                             15
        (iv)   INFORMATION RELATED TO OUTAGES                             15
    (d) OPERATING CHARACTERISTICS                                         15
    (e) FUEL SOURCE AND EMISSIONS REPORTS                                 15
    (f) RECORDS                                                           16
7.      COMPENSATION                                                      16

    (a) MONTHLY CHARGES                                                   16
        (i)    MONTHLY CAPACITY CHARGE                                    16
        (ii)   ENERGY CHARGE                                              16
        (iii)  START UP AND SUPPORT CHARGES                               16
        (iv)   LOW LOAD CHARGES                                           17



        (v)    ANCILLARY SERVICES                                         17
    MINIMUM TAKE TRUE-UP                                                  17
8.      TESTING                                                           18

9.      ANCILLARY SERVICES                                                18

10.     LIMITATION OF LIABILITY                                           18

    (a) ADMINISTRATIVE COMMITTEE PROCEDURE                                20
    (b) ARBITRATION                                                       20
    (c) OBLIGATIONS TO PAY CHARGES AND PERFORM                            21
    (d) PRELIMINARY INJUNCTIVE RELIEF                                     21
    (e) SETTLEMENT DISCUSSIONS                                            22
12.     ASSIGNMENT; TRANSFER OF STATION                                   22

    (a) ASSIGNMENT                                                        22
    (b) COLLATERAL ASSIGNMENT                                             22
    (c) TRANSFER OF STATION DURING THE TERM                               23
13.     TERMINATION BY COMED WITH RESPECT TO CERTAIN UNITS                23

14.     DEFAULT; TERMINATION AND REMEDIES                                 23

    (a) SELLER'S DEFAULT                                                  23
    (b) COMED DEFAULT                                                     24
    (c) REMEDIES AND REMEDIES CUMULATIVE                                  24
    (e) TERMINATIONS UNDER SECTION 13                                     25
15.     FORCE MAJEURE                                                     25

16.     REPRESENTATIONS AND WARRANTIES                                    26

17.     INDEMNIFICATION                                                   28

18.     NOTICES                                                           28

19.     CONFIDENTIALITY                                                   30

20.     GOVERNING LAW                                                     30

21.     PARTIAL INVALIDITY                                                30

22.     WAIVERS                                                           31

24.     ENTIRE AGREEMENT AND AMENDMENTS                                   31


APPENDICES

Appendix A     Equivalent Availability Factor
Appendix B     Design Limits
Appendix C     MAIN Guide Number 3A
Appendix D     EO Communications and Guidelines
Appendix E     Reporting Forms
Appendix F     Regulating Performance Value Methodology
Appendix G     GADS Cause Codes

                             POWER PURCHASE AGREEMENT

               THIS POWER PURCHASE AGREEMENT (including Appendices, this "AGREEMENT") dated as of December 15, 1999, as amended and restated as of September 13, 2000, between COMMONWEALTH EDISON COMPANY, an Illinois corporation ("COMED"), and MIDWEST GENERATION, LLC, a Delaware limited liability company ("SELLER"; ComEd and Seller are sometimes referred to herein individually as a "PARTY" and collectively as the "PARTIES");

                               W I T N E S S E T H:

               WHEREAS, Seller owns and operates the Collins electric generation station;

               WHEREAS, ComEd desires to receive and purchase, and Seller desires to deliver and sell, electric capacity, energy and other generation-related services;

               WHEREAS, ComEd desires to determine the dispatching of the units at such station as provided in this Agreement;

               WHEREAS, the Parties are parties to a Power Purchase Agreement for the Collins electric generation station dated as of December 15, 1999, as amended as of July 12, 2000 ("PPA"); and

               WHEREAS, the Parties have agreed to amend further the PPA in certain respects and to integrate said amendment and the prior amendment into a restated agreement.

               NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the Parties hereto agree as follows:

1.      DEFINITIONS AND INTERPRETATION

                (a) DEFINITIONS. As used in this Agreement, (i) the terms set forth below in this Section 1(a) shall have the respective meanings so set forth, (ii) the terms defined elsewhere in this Agreement shall have the meanings therein so specified and (iii) the terms "AVAILABLE," "AVAILABLE HOURS," "EQUIVALENT AVAILABILITY FACTOR," "FORCED OUTAGE," "MAINTENANCE OUTAGE," "NET DEPENDABLE CAPACITY," "PLANNED OUTAGE," "PLANNED OUTAGE EXTENSION," "SERVICE HOURS" and "UNAVAILABLE", and the associated terms referred to and used in the calculation of such terms, shall have the respective meanings assigned to such terms in Appendix A.

               "ADJUSTMENT FACTOR" means, with respect to a month, the factor (rounded to four decimal places) obtained from the following:

               (a)    if such month is a Summer Month:

                      GROUP EAF                            ADJUSTMENT FACTOR
                      ---------                            -----------------
                      Greater than or equal to 90%         (100 +[(Group EAF - 90) x
                                                           2]) /100
                      Greater than or equal to 70%         (Group EAF + 10)/100
                         but less than 90%
                      Greater than or equal to 50% but     (80 + [(Group EAF - 70) x
                      less than 70%                        4])/100
                      Less than 50%                        Zero

               (b)    if such month is a Non-Summer Month:

                      GROUP EAF                            ADJUSTMENT FACTOR
                      ---------                            -----------------
                      Greater than or equal to 50%        (Group EAF + 25)/100
                      Less than 50%                       Zero

        provided, however that all outage hours and derating attributable to ComEd transmission system problems, outages or stability load restrictions shall be deemed Available Hours.

               "AFFECTED PARTY" has the meaning specified in Section 15(a).

               "AGC" means Automatic Generation Control.

               "ANCILLARY SERVICES" has the meaning set forth in Section 9.

               "ANNUAL SETTLEMENT AMOUNT," for a Contract Year, means a payment to be made by ComEd to compensate Seller for natural gas costs (commodity only), to the extent that the commodity price of natural gas consumed in generating megawatts at ComEd's request above the Minimum Energy Amount for such Contract Year is greater than $2.52 per MMBTU, after deducting therefrom the amount by which such commodity price is less than $2.52 per MMBTU. Such Annual Settlement Amount shall be calculated as follows:

               ANNUAL SETTLEMENT = SUM{ (DGP - DGC) x CCT x 12,000
                                  / 1000} for all subsequent days in such
                                  Contract Year once the Minimum Energy Amount for such Contract Year has been met.

               WHERE:

               DGP ($/ MMBTU)    = Daily Gas Price - Chicago City
                                   Gate Average as reported by Natural Gas
                                   Institute in their Daily Gas Price Index
                                   Publication.

               DGC ($ / MMBTU)   = $2.52.

               CCT (MWHr)        = Daily Collins Net Generation
                                   requested by ComEd (excludes generation sold to third parties by Seller).

               12,000 (BTU / NKWHR)= Collins Station True-up Defined Heat Rate.


               "ASSET SALE AGREEMENT" means the Asset Sale Agreement dated as of March 22, 1999, between ComEd and Seller, governing the transfer of the Station from ComEd to Seller.

               "BANKRUPTCY" means any case, action or proceeding under any bankruptcy, reorganization, debt arrangement, insolvency or receivership law or any dissolution or liquidation proceeding commenced by or against a Person and, if such case, action or proceeding is not commenced by such Person, such case or proceeding shall be consented to or acquiesced in by such Person or shall result in an order for relief or shall remain undismissed for 90 days.

               "BUSINESS DAY" means each weekday (Monday through Friday) except the days on which the following holidays are observed:
        New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

               "CHANGE OF LAW" means the adoption, promulgation, modification or reinterpretation of any law, rule, regulation, ordinance, order or other Requirement of Law of any federal, state, county or local government, governmental agency, court, commission, department or other such entity which occurs subsequent to the date of execution of this Agreement but excluding any change in law relating to (i) taxation of net income or
        (ii) any requirement regarding reduction or control of nitrogen oxide
        (NOx), carbon dioxide or volatile organic materials under any Requirement of Law.

               "COLD START" means a Successful Start-Up of a Reserved Unit before which such Reserved Unit has been off-line for 48 hours or more.

               "COMED CONTROL AREA" means the ComEd electrical system bounded by interconnection (tie-line) metering and telemetry and wherein ComEd controls generation to maintain the system's interchange schedule with other control areas and contributes to frequency regulation of the interchange.

               "COMED EMS" means the electronic hardware and software owned by ComEd and known as the "ComEd Energy Management System."

               "COMED  EVENT OF  DEFAULT"  has the  meaning  specified  in
        Section 14(b).

               "COMED SYSTEM" the electric transmission and distribution system owned by ComEd and its affiliates.

               "CONFIDENTIAL INFORMATION" has the meaning specified in Section
        18.

               "CONTRACT YEAR" means, in the case of the First Contract Year, the period beginning on the Effective Date and ending on the day prior to the first anniversary of such beginning date, if the Effective Date is the first day of a calendar month, or ending on the day prior to the first anniversary of the beginning of the month immediately following the Effective Date, if the Effective Date is not the first day of a month; and, in the case of subsequent Contract Years, means the period beginning on the day immediately following the end of the preceding Contract Year and ending on the day prior to the first anniversary of such beginning day. First Contract Year refers to the first such period commencing on the Effective Date; Second Contract Year refers to the second such period; and so on.

               "DEFAULT RATE" means (i) the "Prime Rate" as published from time to time in the "Money Rates" section of THE WALL STREET JOURNAL, plus
        (ii) 2.5% (250 basis points) per annum.

               "DESIGN LIMITS" means, with respect to a Reserved Unit, the items listed in Appendix B with respect to such Reserved Unit.

               "EFFECTIVE DATE" means December 15, 1999.

               "ELECTRIC ENERGY" has the meaning specified in Section 4(a).

               "EMERGENCY CONDITION" means a condition or situation which (i) in the sole judgment of ComEd (or any ISO) presents an imminent physical threat of danger to life, or significant threat to health or property,
        (ii) in the sole judgment of ComEd (or any ISO) could cause a significant disruption on or significant damage to the ComEd System (or any material portion thereof) or the transmission system of a third party (or any material portion thereof), (iii) in the sole judgment of Seller could cause significant damage to the equipment that constitutes the Station (or any material portion thereof) or (iv) in the sole judgment of ComEd could cause significant damage to the equipment located in the switchyard associated with the Station (or any material portion of such switchyard).

               "ENERGY CHARGE" means an amount determined under Section 7(a)(ii) in respect of a month.

               "EO" means ComEd's Electric Operations Department.

               "EO GENERATION DISPATCHER" means the Person so designated from time to time by ComEd as contemplated in Appendix D. Notice provisions for the EO Generation Dispatcher are contained in Appendix D.

               "EQUIVALENT AVAILABILITY ADJUSTMENT FACTOR" means, for a Contract Year, one minus the sum of (i) the product of 0.17 multiplied by the number of Summer Months in such Contract Year in which the Equivalent Availability Factor of the Reserved Units is less than 80%, plus (ii) the product of 0.04 multiplied by the number of Non-Summer Months in such Contract Year in which the Equivalent Availability Factor of the Reserved Units is less than 80%. Any adjustment pursuant to the foregoing in respect of a partial month during the First Contract Year (as the result of the Effective Date occurring during a month) shall be prorated by multiplying it by a fraction, the numerator of which is the number of days from the Effective Date through the last day of such month and the denominator of which is the total number of days in such month. For the First Contract Year, only the months of August 2000 through December 2000, if the Equivalent Availability Factor of the Reserved Units is less than 80% for such month, will be used in calculating the Equivalent Availability Adjustment Factor.

               "FERC" means the Federal Energy Regulatory Commission.

               "FORCE MAJEURE EVENT" has the meaning specified in Section 15(a).

               "GOVERNMENTAL ACTION" has the meaning specified in Section 15(a).

               "GROUP" means, with respect to a Contract Year, all of the Reserved Units for such Contract Year.

               "GROUP EAF" means the Equivalent Availability Factor of the Group, subject to the following adjustment and clarifications: (i) to the extent that Seller declares a Substitute Unit to be Available to ComEd for the generation of Electric Energy, the Available generating capacity of such Substitute Unit may be used to offset the Unavailable generating capacity of a Reserved Unit (up to (i) if such calculation is being performed for a Summer Month, 90% of the Net Dependable Capacity of such Reserved Unit as set forth in Appendix B or (ii) if such calculation is being performed for a Non-Summer Month, 75% of the Net Dependable Capacity of such Reserved Unit as set forth in Appendix B) for purposes of calculating Group EAF; (ii) for clarity and the avoidance of doubt, hours attributable to Planned Outages (including extensions), Maintenance Outages (including extensions) and Forced Outages shall be Unavailable hours for the purposes of calculating Group EAF; and (iii) Availability of a Reserved Unit shall be measured on the Station side of the Point of Delivery unless an event on the Station side of the Point of Delivery has caused equipment on the transmission system side of the Point of Delivery to be malfunctional or nonfunctional.

               "HOT START" means a Successful Start-Up of a Reserved Unit before which such Reserved Unit has been off-line for eight hours or less.

               "INTERCONNECTION AGREEMENT" means the Facilities, Interconnection and Easement Agreement dated as of the Effective Date between ComEd and Seller with respect to the Station.

               "ISO" means any Person that becomes responsible under applicable FERC guidelines for the transmission system to which the Station is connected.

               "LENDERS" means (i) any person or entity that, from time to time, has made loans to Seller, its permitted successors or permitted assigns for the financing or refinancing of a Station or which are secured by a Station, (ii) any holder of such indebtedness, (iii) any trustee on behalf of any such holders or (iv) any Person who purchases a Station in connection with a sale-leaseback or other lease arrangement in which the Seller is the lessee of such Station pursuant to a net lease.

               "LOW LOAD CHARGES" means an amount determined under Section 7(a)(iv) in respect of a month.

               "MAIN" means the Mid-America Interconnected Network.

               "MINIMUM LOAD" means the "Minimum Operating Level" for a Reserved Unit (below which it cannot operate in a stable manner) as set forth in Appendix B. Minimum Load for a Reserved Unit shall be measured in net megawatts.

               "MINIMUM ENERGY AMOUNT" means, (a) with respect to the First Contract Year, the product of (i) 2,000,000 megawatt hours, multiplied by (ii) a fraction, the numerator of which is the Reserved Capacity for the First Contract Year and the denominator is 2,698 megawatts and (b) for all subsequent Contract Years, the product of (i) 2,700,000 megawatt hours, multiplied by (ii) a fraction, the numerator of which is the Reserved Capacity for such Contract Year and the denominator is 2,698 megawatts.

               "MINIMUM TAKE TRUE-UP" means (i) the product of the Minimum Energy Amount for a Contract Year, multiplied by the Equivalent Availability Adjustment Factor for such Contract Year, multiplied by the megawatt hour charge for such Contract Year, as determined from the table in Section 7(a)(ii), less (ii) the aggregate amounts paid or payable by ComEd to Seller under Section 7(a)(ii) in respect of the months (including, in the case of the First Contract Year, any partial month) constituting such Contract Year.

               "MONTHLY CAPACITY CHARGE" means an amount determined under
        Section 7(a) in respect of a month.

               "NERC" means the North American Electric Reliability Council.

               "NON-SUMMER MONTH" means any month other than a Summer Month.

               "NON-SUMMER CAPACITY CHARGE" means, with respect to a Non-Summer Month, (i) $1,667 per megawatt-month during the First through Third Contract Years and (ii) $2,083 per megawatt-month during the Fourth and Fifth Contract Years.

               "NON-SUMMER CAPACITY PAYMENT" means, for a Non-Summer Month, the sum of the following calculations for each Reserved Unit during such month: the result of (i) the product (a) the Net Dependable Capacity of such Reserved Unit as determined from Appendix B, multiplied by (b) the Non-Summer Capacity Charge for such month, multiplied by (c) the Adjustment Factor for such month, minus (ii) the Regulation Adjustment for such Reserved Unit for such month.

               "PERSON" means any individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization, entity, government or other political subdivision.

               "POINT OF DELIVERY" means the point of Electric Energy delivery from the Station to the ComEd System specified in the Interconnection Agreement.

               "PRUDENT UTILITY PRACTICE" means any of the practices, methods and acts required or approved by any ISO or engaged in or approved by a significant portion of the electric utility industry in the United States of America during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. "Prudent Utility Practice" is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the United States of America.

               "REGULATION ADJUSTMENT" means, with respect to a Reserved Unit for a given month, (i) if the Adjustment Factor for such Reserved Unit for such month is zero or the Service Hours for such Reserved Unit for such month are less than twenty-four, an amount equal to zero, or (ii) in all other cases, an amount equal to the RPV Adjustment.

               "REQUIREMENT OF LAW" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any federal, state, local or other governmental authority or regulatory body (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or a tariff filed with any federal, state, local or other governmental authority or regulatory body.

               "RESERVED CAPACITY" means, with respect to a Contract Year, the aggregate Net Dependable Capacity of the Reserved Units (as set forth in Appendix B).

               "RESERVED UNIT" means each, and "RESERVED UNITS" means all, of the generating units of the Station except those units with respect to which this Agreement has been terminated in accordance with Section 13.

               "RAW RPV" means, with respect to a Reserved Unit, its (together with any Substitute Unit substituted for such Reserved Unit) "regulating performance value," which shall be calculated by ComEd EMS on a monthly basis in accordance with the methodology set forth in Appendix G.

               "RPVACT" means, with respect to a Reserved Unit for a given month, the product of

               Raw RPV x [(hours on AGC)/(Service Hours - Start-Up Adjustment)]

        For purposes of the foregoing calculation, the term "START-UP ADJUSTMENT" means, with respect to a given month, the sum of : [(2 hours) x (the number of Hot Starts in such month)] + [(4 hours) x (the number of Warm Starts in such month)] + [(6 hours) x (the number of Cold Starts in such month)].

               "RPV ADJUSTMENT" means, with respect to a Reserved Unit for a given month, the amount determined from the following:

                                                       RPV ADJUSTMENT
                                                       --------------

             If (RPVmin - RPVact) is less than zero    [(RPVmin   -   RPVact) x $5,330)]
             If (RPVmin - RPVact) is zero              zero
             If (RPVmin - RPVact) is greater
                   than zero                           [(RPVmin   -   RPVact) x $5,330]

        For purposes of the foregoing calculation, the term "RPVMIN" means the "Unit RPV" listed for such Reserved Unit in Appendix B.

               "SELLER'S EVENT OF DEFAULT" has the meaning specified in
        Section 14(a).

               "START-UP AND SUPPORT CHARGES" means an amount determined under
        Section 7(a)(iii).

               "STATION" means the Collins generating station being conveyed to Seller pursuant to the Asset Sale Agreement.

               "SUBSTITUTE UNIT" means a generating unit (other than a combustion turbine generating unit or peaker that is subject to a power purchase agreement with ComEd) within the ComEd Control Area which is not a Reserved Unit under this Agreement at the time in question.

               "SUCCESSFUL START-UP" means causing, at the request of ComEd, a generating unit to achieve electrical synchronization with the transmission provider's system to which the Station is interconnected and to maintain at least the Minimum Load for such generating unit for a period of two hours.

               "SUMMER CAPACITY CHARGE" means, with respect to a Summer Month,
        (i) $6,666 per megawatt-month during the First through Third Contract Years and (ii) $8,333 per megawatt-month during the Fourth and Fifth Contract Years.

               "SUMMER CAPACITY PAYMENT" means, for a Summer Month, the sum of the following calculations for each Reserved Unit during such month: the result of (i) the product of (a) the Net Dependable Capacity of such Reserved Unit, multiplied by (b) the Summer Capacity Charge for such month, multiplied by (c) the Adjustment Factor for such month, minus
        (ii) the Regulation Adjustment for such Reserved Unit for such month.

               "SUMMER MONTH" means each of June, July, August and September.

               "SUMMER PERIOD" means the period from May 15 through September 15 or, if the Effective Date or the Termination Date falls from May 15 through September 15 of a given year, then for the resulting shorter period for such year.

               "TERM" has the meaning specified in Section 2.

               "TERMINATION DATE" means the earlier of (i) the day immediately preceding the fifth anniversary of the Effective Date if the Effective Date is the first day of a month and otherwise the day immediately preceding the fifth anniversary of the first day of the month immediately following the Effective Date and (ii) the date on which this Agreement is terminated by a Party pursuant to its terms.

               "WARM START" means a Successful Start-Up of a Reserved Unit before which such Reserved Unit has been off-line for more than eight hours, but less than 48 hours.

               (b) INTERPRETATION. In this Agreement, unless a clear contrary intention appears:

               (i)    the singular includes the plural and vice versa;

               (ii) reference to any Person includes such Person's successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

               (iii)  reference to any gender includes each other gender;

               (iv) reference to any agreement (including this Agreement), document, instrument or tariff means such agreement, document, instrument or tariff as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

               (v) reference to any Requirement of Law means such Requirement of Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including, if applicable, rules and regulations promulgated thereunder;

               (vi) reference to any Section or Appendix means such Section of this Agreement or such Appendix to this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

               (vii) "hereunder", "hereof", "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof;

               (viii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term; and

               (ix) relative to the determination of any period of time, "from" means "from and including", "to" means "to but excluding" and "through" means "through and including".

               (c) LEGAL REPRESENTATION OF PARTIES. This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof or thereof.

               (d) TITLES AND HEADINGS. Section and Appendix titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

2.      TERM

               This Agreement shall have a term (the "TERM") commencing on the Effective Date and ending on the Termination Date. The provisions of Sections 6(e) (Fuel Source and Emissions Reports), 6(f) (Records), 10 (Limitation of Liability), 11 (Disagreements), 14 (Default, Termination and Remedies), and 16 (Indemnification) shall survive the termination of this Agreement.

3.      GENERATING CAPACITY

               Subject to the terms and conditions of this Agreement, Seller shall, consistent with Prudent Utility Practice, cause the aggregate Net Dependable Capacity of the Reserved Units during a Contract Year to be not less than the Reserved Capacity for such Contract Year.

4.      ELECTRIC ENERGY SUPPLY

               (a) CHARACTER. All electric energy which Seller shall sell and deliver to ComEd from a Reserved Unit (or a Substitute Unit) hereunder (such electric energy being referred to herein as the "ELECTRIC ENERGY") shall be consistent with the requirements of Section 5.7 of the Interconnection Agreement.

               (b) SUPPLY. Subject to the terms and conditions of this Agreement, Seller shall make available at the Point of Delivery to ComEd for delivery and sale, and ComEd may receive and purchase from Seller, Electric Energy. If a Reserved Unit is not Available, Seller may use a Substitute Unit to fulfil such obligation; PROVIDED, HOWEVER, that (i) if such Substitute Unit is not located within the Station, Seller shall be responsible for arranging transmission service for delivery to the Station from such Substitute Unit and (ii) such Substitute Unit shall have an RPVmin not less than the Unavailable Reserved Unit. ComEd shall not be obligated to receive or purchase any Electric Energy from Seller except such Electric Energy as is dispatched by ComEd pursuant to Section 4(c).

               (c) DISPATCH. ComEd may dispatch the delivery of Electric Energy from each Reserved Unit (or Substitute Unit) in accordance with the provisions set forth in Appendix D at a rate up to such Reserved Unit's Net Dependable Capacity as set forth in Appendix B or such Substitute Unit's Net Dependable Capacity, as the case may be (or such greater or lesser rate as Seller may from time to time declare to be Available in accordance with
Section 3 of Appendix D), at any time when such Reserved Unit is so declared by Seller to be Available.

               (d) ENERGY IMBALANCE. ComEd shall hold Seller harmless from any energy imbalance charges that result from ComEd's dispatch orders under this Agreement.

5.      METERING; BILLING; PAYMENT

               (a) METERING. All Electric Energy delivered by Seller to ComEd from the Station under this Agreement shall be metered at billing meter installations provided, installed, owned, maintained and tested as provided in Section 5.18 of the Interconnection Agreement. At Sellers option and expense, back-up meters and associated metering equipment independent of the Metering Equipment may be installed at the Station; and such back-up meters and metering equipment shall be used in accordance with the practices and procedures established by the Parties for billing adjustments of discovered billing meter inaccuracies. Any such back-up meters may be tested by ComEd at Seller's expense, and any inaccuracies shall be handled as provided in
Section 5.18 of the Interconnection Agreement. All Electric Energy delivered by Seller to ComEd from a Substitute Unit not located at the Station shall be metered at billing meter installations provided, installed, owned, maintained and tested by ComEd, if available, and otherwise at the billing meter installation available at the site where the Substitute Unit is located. In the event that ComEd's billing meters are not in service, ComEd will use meter information from the meters it uses for dispatch for the period that the billing meters are unavailable and provide the information to Seller. As soon as practicable but in any event no later than five Business Days after the end of each calendar month, ComEd shall provide Seller with information from the billing meter installations owned or controlled by ComEd for Seller's use in preparing billing statements and Seller shall have the right to witness such meter readings and testing.

               (b) METER INACCURACIES. ComEd shall provide to Seller copies of all routine meter calibration test results. If any test of the billing meters by ComEd or Seller discloses an inaccuracy of more than 0.5% fast or 0.5% slow, then a billing adjustment shall be made to correct for the inaccuracy. For purpose of the billing adjustment, if the inaccuracy is traceable to a specific event or occurrence at a reasonably ascertainable time, then the adjustment shall extend back to that time; otherwise, it shall be assumed that the error has existed for a period equal to one-half of the time elapsed since the meter was installed or one-half of the time since the last meter test, whichever is later. At any metering location, should the billing meter at any time fail to register, the delivered Electric Energy shall be determined by ComEd from the best available data, unless Seller objects within 30 days. Such disagreements shall be resolved pursuant to
Section 11.

               (c) BILLING. As soon as practicable after the end of each calendar month during the Term and after the Termination Date, Seller shall render a statement to ComEd for the amounts due in respect of such month under Section 7, which statement shall contain reasonable detail showing the manner in which the Monthly Capacity Charge, Energy Charge, Start-Up and Support Charges, Low Load Charges and any Minimum Take True-Up were determined.

               Billings for Electric Energy shall be based on ComEd revenue quality meter information or, if such meters are not yet in service, on information from the meters that ComEd uses for dispatch. The amount due to Seller as shown on any such monthly statement rendered by Seller shall be paid by ComEd within fifteen Business Days after the date such statement is rendered to ComEd by electronic means to an account specified by Seller. Any amount not paid when due shall bear interest from the due date until paid at the Default Rate.

               (d)    BILLING DISPUTES.

               (i) If ComEd questions or contests the amount of any amount claimed by Seller to be due under Section 7 of this Agreement, ComEd shall make such payment under protest and thereafter shall be reimbursed by Seller for any amount in error after resolution of the dispute in accordance with Section 5(d)(ii).

               (ii) In the event that ComEd, by timely notice to Seller, questions or contests the correctness of any charge or payment claimed to be due by Seller, Seller shall promptly review the questioned charge or payment and shall notify ComEd, within fifteen Business Days following receipt by Seller of such notice from ComEd, of the amount of any error and the amount of any reimbursement that ComEd is entitled to receive in respect of such alleged error. Any disputes not resolved within fifteen Business Days after Seller's receipt of notice from ComEd shall be resolved in accordance with Section 11. Upon determination of the correct amount of any reimbursement, such amount shall be promptly paid by Seller.

               (iii) Reimbursements made by Seller to ComEd under this Section 5(d) shall include interest from the date the original payment was made until the date such reimbursement together with interest is made, which interest shall accrue at the Default Rate.

               (e)    ANNUAL SETTLEMENT AMOUNT PAYMENT.

               ComEd shall pay Seller within thirty days after the end of each Contract Year the Annual Settlement Amount for such Contract Year, PROVIDED ComEd has received from Seller a calculation of such Annual Settlement Amount at least fifteen (15) days before its due date. Seller shall provide a schedule indicating actual natural gas costs (commodity only) incurred by it during such Contract Year versus $2.52 per MMBTU and calculating the Annual Settlement Payment, if any, due.

6.      OPERATION OF RESERVED UNITS

               (a) STANDARD OF OPERATION. Consistent with Prudent Utility Practice, Seller shall operate each Reserved Unit in accordance with (i) the applicable practices, methods, acts, guidelines, standards and criteria of MAIN, NERC, any ISO and any successors to the functions thereof; (ii) the requirements of the Interconnection Agreement; and (iii) all applicable Requirements of Law. Seller will maintain all certifications, permits, licenses and approvals necessary to operate and maintain each Reserved Unit and to perform its obligations under this Agreement during the Term.

               (b)    ELECTRIC ENERGY GENERATION.

               (i) During a Contract Year, ComEd shall have the right to receive and purchase Electric Energy represented by the Reserved Capacity of each Reserved Unit for such Contract Year. To the extent that ComEd has not dispatched the full Reserved

        Capacity of the Reserved Units, Seller may sell the electric energy represented by such undispatched Reserved Capacity to third parties subject to the following requirements:

               (w) if such undispatched Reserved Capacity relates to a Reserved Unit which:

                      (i) has been synchronized to the ComEd System and is delivering Electric Energy at the request of ComEd, the EO Generation Dispatcher must have released such undispatched capacity to Seller and any sales of electric energy from such capacity shall be cancelable by Seller upon not more than ten minutes notice through GCM from the EO Generation Dispatcher;

                      (ii) is off-line at the request of the EO Generation Dispatcher and is operating in a two-hour start-up standby mode at the request of ComEd, then any sales of electric energy from such undispatched capacity shall be cancelable by Seller upon not more than two hours notice through GCM from the EO Generation Dispatcher;

                      (iii) is off-line at the request of the EO Generation
               Dispatcher and is operating in an eight-hour start-up standby mode at the request of ComEd, then any sales of electric energy from such undispatched capacity shall be cancelable by Seller upon not more than eight hours notice through GCM from the EO Generation Dispatcher; or

                      (iv) is off-line at the request of the EO Generation Dispatcher and is not operating in a start-up standby mode at the request of ComEd, then any sales of electric energy from such undispatched capacity shall be cancelable by Seller upon not more than twenty-four hours notice through GCM from the EO Generation Dispatcher.

               (x) Seller shall be responsible for arranging transmission service for any deliveries of electric energy contemplated by any such sales to third parties (it being understood that this Agreement does not grant any rights of access to, or use of, any transmission service);

               (y) the delivery of electric energy contemplated by any such sales to third parties shall be in accordance with the provisions of the Interconnection Agreement; and

               (z) Seller shall schedule the sale of any energy so released through EO and shall respond to any recall of such energy by EO within the applicable time period specified in Section 6(b)(i)(w).

               (i) No sales of electric energy shall be made to any Person from a Reserved Unit (or any portion thereof) declared by Seller to be Unavailable.

               (ii) In the event that a Reserved Unit shall have electric generation capacity in excess of its Net Dependable Capacity set forth in Appendix B, Seller may offer and sell such capacity and associated electric energy to third parties on such terms as Seller shall determine in its sole discretion. Seller shall be responsible for arranging transmission service for any deliveries of electric energy contemplated by any such sales to third parties (it being understood that this Agreement does not grant any rights of access to, or use of, any transmission service); and the delivery of electric energy contemplated by any such sales to third parties shall be in accordance with the provisions of the Interconnection Agreement. It is further understood that, in the event that any such sales to third parties shall be made and there shall be a derating in the associated Reserved Unit, such sales shall be curtailed in full before any curtailment of Electric Energy dispatched by ComEd from such Reserved Unit as a result of such derating.

               (iii) Seller may not sell Ancillary Services with respect to any undispatched Reserved Capacity referred to in Section 6(b)(i) or with respect to any excess capacity referred to in Section 6(b)(ii).

               (c)    Outages

               (i) PLANNED OUTAGES. On or prior to the Effective Date, Seller shall submit to ComEd a proposed schedule of Planned Outages (including
Planned Deratings) scheduled by Seller for the following three Contract Years for the Reserved Units at the Station, which schedule shall be supplemented by Seller every six months following the Effective Date by notice to the EO Generation Dispatcher to extend the period covered by such schedule by six months; PROVIDED, HOWEVER, that no Planned Outage may be scheduled to cover any portion of a Summer Period. Such schedule, and each supplement thereto, shall indicate the planned start and completion dates for each Planned Outage shown during the period covered thereby and the amount of generating capacity that will be affected. Within sixty days of receipt of such schedule or any supplement thereto, ComEd may request reasonable modifications therein.
Seller and ComEd shall work together to schedule Planned Outages to meet their mutual requirements; however, it is understood that in the event of a disagreement on such scheduling, ComEd will have the right to resolve such disagreements as it reasonably determines to be appropriate in accordance with Prudent Utility Practice. In addition, ComEd may at any time request, and Seller shall make, changes to such schedule or any such supplement if ComEd deems such changes to be necessary, PROVIDED THAT, Seller shall not be required in connection with any such change to split a single Planned Outage into more than one outage or to reduce the duration of a Planned Outage; PROVIDED FURTHER that, except for changes requested during the first six months of the Term, such changes do not affect any Planned Outages during the six months immediately following Seller's receipt of such request; and PROVIDED FURTHER, that if Seller reasonably incurs increased costs as a result of ComEd's request to reschedule a Planned Outage, ComEd shall reimburse Seller for the actual, documented increased out-of-pocket costs. At least one week prior to any Planned Outage, Seller shall orally notify the EO Generation Dispatcher of the expected start date of such Planned Outage, the amount of generating capacity at the Reserved Units which will not be available to ComEd during such Planned Outage, and the expected completion date of such Planned Outage. Seller shall orally notify the EO Generation Dispatcher promptly of any subsequent changes in such generating capacity not available or any subsequent changes in the Planned Outage completion date. As soon as practicable, all such oral notifications shall be confirmed in writing.

               (ii) MAINTENANCE OUTAGES. To the extent that during any Contract Year Seller needs to schedule a Maintenance Outage, Seller shall notify the EO Generation Dispatcher of such outage and shall plan such outage of generating capacity and use reasonable efforts to accommodate the requirements and service obligations of ComEd. Notice of a proposed Maintenance Outage shall include the expected start date of the outage, the amount of unavailable generating capacity of the Reserved Units and the expected completion date of the outage, and shall be given to ComEd at the time the need for the outage is determined by Seller. ComEd shall promptly respond to such notice and may request reasonable modifications in the schedule for the outage to accommodate the requirements and service obligations of ComEd. Seller shall use reasonable efforts to comply with such requested modifications and shall, if requested by ComEd, reschedule its Maintenance Outages, PROVIDED THAT it may do so in accordance with Prudent Utility Practice. Seller shall notify the EO Generation Dispatcher promptly of any subsequent changes in such generating capacity not available to ComEd or any subsequent changes in such outage completion date. As soon as practicable, any such notifications given orally shall be confirmed in writing.

               (iii) FORCED OUTAGES. Seller shall provide to the EO Generation Dispatcher immediately an oral report of any Forced Outage (including Forced Deratings) of the Reserved Units, which report shall include the amount of generating capacity at the Reserved Units unavailable because of such Forced Outage and the expected return date of such generating capacity, and shall update such report by notice to the EO Generation Dispatcher promptly as necessary to advise ComEd of changed circumstances. As soon as practicable, all such oral reports shall be confirmed in writing.

               (iv) INFORMATION RELATED TO OUTAGES. In addition to the foregoing, Seller shall provide to the EO Generation Dispatcher information relating to outages of generating capacity at the Station which would affect Seller's ability to deliver Electric Energy from any Reserved Unit.

               (d) OPERATING CHARACTERISTICS. The operating characteristics of each Reserved Unit shall be consistent with the Design Limits for such Reserved Unit set forth in Appendix B unless otherwise mutually agreed by the Parties. Any changes to such operating characteristics which may affect the delivery of Electric Energy pursuant to this Agreement must be agreed by the Parties. Seller shall reduce, curtail or interrupt electrical generation at the Station in accordance with Prudent Utility Practice or take other appropriate action in accordance with the applicable provisions of the Interconnection Agreement which in the reasonable judgment of ComEd may be necessary to operate, maintain and protect the ComEd System or the transmission system of another utility during an Emergency Condition or in the reasonable judgment of Seller may be necessary to operate, maintain and protect the equipment at the Station during an Emergency Condition.

               (e) FUEL SOURCE AND EMISSIONS REPORTS. Seller shall provide ComEd with information concerning Seller's fuel sources and emissions (including carbon dioxide, nitrous oxides and sulfur dioxide emissions) as reasonably requested by ComEd in order to allow ComEd to meet its statutory reporting obligations (including those reporting obligations imposed by Section 16-127 of the Illinois Public Utilities Act and associated rules of the Illinois

Commerce Commission) in respect of such information to governmental bodies, customers or other Persons.

               (f) RECORDS. Each Party shall keep and maintain all records as may be necessary or useful in performing or verifying any calculations or charges made pursuant to this Agreement, or in verifying such Party's performance hereunder. All such records shall be retained by each Party for at least three calendar years following the calendar year in which such records were created. Each Party shall make such records available to the other Party for inspection and copying at the other Party's expense, upon reasonable notice during such Party's regular business hours. Each Party and its agents, including auditors, shall have the right, upon thirty days written notice prior to the end of an applicable three calendar year period to request copies of such records. Each Party shall provide such copies, at the other Party's expense, within thirty days of receipt of such notice or shall make such records available to the other Party and its agents, including auditors, in accordance with the foregoing provisions of this Section.

7.      COMPENSATION

               (a) MONTHLY CHARGES. ComEd shall pay to Seller, in respect of each calendar month during the Term, the following amounts:

               (i) MONTHLY CAPACITY CHARGE. A Monthly Capacity Charge equal to the Summer Capacity Payment, if such month is a Summer Month, or the Non-Summer Capacity Payment, if such month is a Non-Summer Month; PROVIDED, HOWEVER, if the first month of the First Contract Year is a partial month (as a result of the Effective Date occurring during a month), the amount payable under this Section 7(a)(i) in respect of such partial month shall be prorated by multiplying it by a fraction, the numerator of which is the number of days from the Effective Date through the last day of such month and the denominator of which is the total number of days in such month.

               (ii) ENERGY CHARGE. An amount equal to the product of (x) the Electric Energy (expressed in megawatt hours) sold to ComEd under this Agreement during such month, multiplied by (y) the megawatt hour charge applicable to such Electric Energy as determined from the following table:


                       ENERGY CHARGE
           =======================================
             Contract          ($/Megawatt Hour)
               Year
                1                    $30
                2                     31
                3                     32
                4                     33
                5                     34

               (iii) START UP AND SUPPORT CHARGES. an amount equal to the sum of:

                      (1) the product of (x) the number of Cold Starts for each
               Reserved Unit during such month, multiplied by (y) $10,700, plus

                      (2) the product of (x) the number of Warm Starts for each
               Reserved Unit during such month, multiplied by (y) $7,500, plus

                      (3) the product of (x) the number of Hot Starts for each
               Reserved Unit during such month, multiplied by (y) $3,700, plus

                      (4) the product of (x) the number of hours (if any) during such month that a Reserved Unit was operated in the two-hour start-up standby mode at the request of ComEd, multiplied by (y) a fraction, the numerator of which is $30,000 and the denominator of which is 24, plus.

                      (5) the product of (x) the number of hours (if any) during such month that a Reserved Unit was operated in the eight-hour start-up standby mode at the request of ComEd, multiplied by (y) a fraction, the numerator of which is $15,000 and the denominator of which is 24.

               (iv) LOW LOAD CHARGES. An amount equal to the sum of the following calculations for each Reserved Unit during such month: the product of (1) the number of megawatt hours (if any) during such month that such Reserved Unit was operated at the request of ComEd within the range set forth opposite such Reserved Unit in the following table and (2) the Low Load Charge set forth opposite such Reserved Unit in such table; PROVIDED, HOWEVER, that no Low Load Charge shall be due if, due to a derating (not directed by ComEd), the Reserved Unit is unable to operate above the Low Load Range specified in the table below.

               ---------------------------------------------------------------
                    GENERATING UNIT    LOAD RANGE        LOW LOAD CHARGE
                                        (NET MWS)     ($ PER MEGAWATT-HOUR)
               ---------------------------------------------------------------
               Unit 1                  44-78                  $15
               ---------------------------------------------------------------
               Unit 2                  42-78                   15
               ---------------------------------------------------------------
               Unit 3                  24chi45                 40
                                       45chi79                 10
               ---------------------------------------------------------------
               Unit 4                  25chi45                 40
                                       45chi79                 10
               ---------------------------------------------------------------
               Unit 5                  25chi45                 40
                                       45chi79                 10
               ---------------------------------------------------------------

               (v) ANCILLARY SERVICES. There shall not be any additional charges payable by ComEd or otherwise in respect of the Ancillary Services described in
Section 9.

               (b) MINIMUM TAKE TRUE-UP. The amount otherwise payable under
Section 7(a)(ii) in respect of the last month of a Contract Year shall be subject to upward adjustment to reflect the Minimum Take True-Up, if any.

               (c) ANNUAL SETTLEMENT AMOUNT. ComEd shall pay to Seller, with respect to each Contract Year, the Annual Settlement Amount, if any, for such Contract Year.

               (d) AGREED UPON ADJUSTMENTS. Seller will reduce ComEd's monthly charges by $1,062,500 for each of the four months September 2000 through December 2000.

8.      TESTING

               Capability evaluations of the Reserved Units may be conducted by ComEd at reasonable intervals. Such evaluations shall consist of a period of one hour during which ComEd may request the Net Dependable Capacity of a Reserved Unit to generate Electric Energy for delivery to the ComEd System. Once a test period has been initiated, it must last one hour unless ComEd and the Station general manager mutually agree to a shorter duration. In addition, ComEd may request not more than once per Contract Year that a Reserved Unit undergo a generating test as specified in Guide No. 3A of MAIN (a copy of which is attached as Appendix C). No tests will be conducted or continued which, in the opinion of Seller, should not be conducted or continued in accordance with Prudent Utility Practice. If Seller prevents or discontinues a test in accordance with Prudent Utility Practice, ComEd shall have the right to retest the affected Reserved Unit upon prior notice to Seller. Seller shall have the right to retest any Reserved Unit after the failure of any test performed at the request of ComEd pursuant to this Section 8.

9.      ANCILLARY SERVICES

               As directed by ComEd, Seller shall provide the following additional services (the "ANCILLARY SERVICES") with respect to the Reserved Capacity (subject to any sale(s) of electric energy made by Seller to third parties to the extent permitted under Section 6(b)(i) or (ii)):

               (a) Reactive supply and voltage control from generation sources
               (b) Regulation and frequency response
               (c) Operating reserve - spinning
               (d) Operating reserve - supplemental

The requirements of these services shall be as stated in ComEd's Open Access Transmission Tariff as filed with FERC, and any other Requirements of Laws and any requirements of MAIN, NERC, any ISO and any successors to the functions thereof.

10.     LIMITATION OF LIABILITY

               In no event or under any circumstances shall either Party (including such Party's affiliates and such Party's and such affiliates' respective directors, officers, employees and agents) be liable to the other Party (including such Party's affiliates and such Party's and such affiliate's respective directors, officers, employees and agents) for any special, incidental, exemplary, indirect, punitive or consequential damages or damages in the nature of lost profits, whether such loss is based on contract, warranty or tort (including intentional acts, errors or omissions, negligence, indemnity, strict liability or otherwise). A Party's liability under this

Agreement shall be limited to direct, actual damages, and all other damages at law or in equity are waived.

               Notwithstanding the foregoing provisions of this Section or any other Section hereof, if

               (i) ComEd dispatches the delivery of Electric Energy from a Reserved Unit in accordance with the provisions hereof (other than during a ComEd Event of Default under Section 14(b)(i)) and Seller fails to provide all of the Electric Energy so dispatched by ComEd, or

               (ii) if Seller fails to declare a Reserved Unit Available at its Net Dependable Capacity,

and, during such failure, Seller sells or provides electric energy from the Reserved Unit to any Person other than ComEd (including Seller but excluding provision or use of electric energy by Seller solely for use at the Station), ComEd shall, in addition to any rights it has to an adjustment of payments otherwise due hereunder or to terminate this Agreement, be entitled to reimbursement by Seller for all of ComEd's out-of-pocket costs related to or resulting from such failure by Seller, including:

               (w) the costs to purchase and transmit electric energy in substitution for the subject Electric Energy to the extent such costs exceed the costs that would have been due hereunder had, in the case of a failure under clause (i) above, Seller provided the Electric Energy dispatched by ComEd, or the costs to purchase and transmit electric energy in substitution for the Net Dependable Capacity (as set forth in Appendix B) from the subject Reserved Unit to the extent such costs exceed the costs that would have been due hereunder had, in the case of a failure under clause (ii) above, Seller declared such Reserved Unit Available and ComEd had dispatched Electric Energy from such Reserved Unit in each case in an amount inclusive of the electric energy sold to such Person;

               (x) any and all amounts paid (whether in the form of cash payments, bill credits, tariff adjustments or otherwise) by ComEd to its customers pursuant to statute, tariff, order of a tribunal of competent jurisdiction or other Requirement of Law because ComEd was unable to provide electric energy to any of its customers to the extent that all or any part of such inability could reasonably have been expected to have been avoided absent such failure by Seller;

               (y) attorneys', consultants' and witnesses' fees incurred by ComEd in connection with a regulatory or judicial investigation or proceeding of any kind related to or resulting from an inability of ComEd to provide electric energy to any of its customers to the extent that all or any part of such inability could reasonably have been expected to have been avoided absent such failure by Seller; and

               (z) any other amounts owed to third parties because of ComEd's inability to deliver electric energy if all or any part of such inability could reasonably have been expected to have been avoided absent such failure by Seller.

In addition, if ComEd is unable to provide electric energy to any customer or third party and all or part of such inability could reasonably have been expected to have been avoided absent such failure by Seller, ComEd will suffer significant damages in addition to its out-of-pocket costs, the quantification of which is difficult to ascertain. Accordingly, if ComEd is unable to provide electric energy to any customer or third party and all or any part such inability could reasonably have been expected to have been avoided absent such failure by Seller, and, during such failure by Seller, Seller sells or provides electric energy from the subject Reserved Unit to any Person other than ComEd (including Seller but excluding provision or use of electric energy by Seller solely for use at the Station), Seller shall pay for each occurrence, in addition to the out-of-pocket costs described above, liquidated damages to ComEd in the amount of $25,000 for each megawatt of Net Dependable Capacity (as set forth in Appendix B) for the relevant Reserved Unit.

11.     DISAGREEMENTS

               (a) ADMINISTRATIVE COMMITTEE PROCEDURE. Except to the extent otherwise provided in Section 5(d), if any disagreement arises on matters concerning this Agreement, the disagreement shall be referred to one representative of each Party, who shall attempt to timely resolve the disagreement. If such representatives can resolve the disagreement, such resolution shall be reported in writing to and shall be binding upon the Parties. If such representatives cannot resolve the disagreement within a reasonable time, or a Party fails to appoint a representative within 10 days of written notice of the existence of a disagreement, then the matter shall proceed to arbitration as provided in Section 11(b).

               (b) ARBITRATION. If pursuant to Section 11(a), the Parties are unable to resolve a disagreement arising on a matter pertaining to this Agreement, such disagreement shall be settled by arbitration in Chicago, Illinois. The arbitration shall be governed by the United States Arbitration Act (9 U.S.C. Section 1 ET SEQ.), and any award issued pursuant to such arbitration may be enforced in any court of competent jurisdiction. This agreement to arbitrate and any other agreement or consent to arbitrate entered into in accordance herewith will be specifically enforceable under the prevailing arbitration law of any court having jurisdiction. Notice of demand for arbitration must be filed in writing with the other Party to this Agreement. Arbitration shall be conducted as follows:

               (i) Either Party may give the other Party written notice in sufficient detail of the disagreement and the specific provision of this Agreement under which the disagreement arose. The demand for arbitration must be made within a reasonable time after the disagreement has arisen. In no event may the demand for arbitration be made if the institution of legal or equitable proceedings based on such disagreement is barred by the applicable statute of limitations. Any arbitration related to this Agreement may be consolidated with any other arbitration proceedings related to this Agreement.

               (ii) The Parties shall attempt to agree on a person with special knowledge and expertise with respect to the matter at issue to serve as arbitrator. If the Parties cannot agree on an arbitrator within ten days, each shall then appoint one person to serve as an arbitrator and the two thus appointed shall select a third arbitrator with such special knowledge and expertise to serve as Chairman of the panel of arbitrators; and such three arbitrators shall determine all matters by majority vote; PROVIDED HOWEVER, if the two arbitrators appointed by the Parties are unable to agree upon the appointment of the third arbitrator within five days after their appointment, both shall give written notice of such failure to agree to the Parties, and, if the Parties fail to agree upon the selection of such third arbitrator within five days thereafter, then either of the Parties upon written notice to the other may require appointment from, and pursuant to the rules of, the Chicago office of the American Arbitration Association for commercial arbitration. Prior to appointment, each arbitrator shall agree to conduct such arbitration in accordance with the terms of this Agreement.

               (iii) The Parties shall have sixty days from the appointment of the arbitrator(s) to perform discovery and present evidence and argument to the arbitrator(s). During that period, the arbitrator(s) shall be available to receive and consider all such evidence as is relevant and, within reasonable limits due to the restricted time period, to hear as much argument as is feasible, giving a fair allocation of time to each Party to the arbitration. The arbitrator(s) shall use all reasonable means to expedite discovery and to sanction noncompliance with reasonable discovery requests or any discovery order. The arbitrator(s) shall not consider any evidence or argument not presented during such period and shall not extend such period except by the written consent of both Parties. At the conclusion of such period, the arbitrator(s) shall have forty-five calendar days to reach a determination. To the extent not in conflict with the procedures set forth herein, which shall govern, such arbitration shall be held in accordance with the prevailing rules of the Chicago office of the American Arbitration Association for commercial arbitration.

               (iv) The arbitrator(s) shall have the right only to interpret and apply the terms and conditions of this Agreement and to order any remedy allowed by this Agreement, but may not change any term or condition of this Agreement, deprive either Party or any right or remedy expressly provided hereunder, or provide any right or remedy that has been expressly excluded hereunder.

               (v) The arbitrator(s) shall give a written decision to the Parties stating their findings of fact and conclusions of law, and shall furnish to each Party a copy thereof signed by him (them) within five calendar days from the date of their determination. The arbitrator's(s') decision shall be final and binding upon the Parties.

               (vi) Each Party shall pay the cost of the arbitrator(s) with respect to those issues as to which they do not prevail, as determined by the arbitrator(s).

               (c) OBLIGATIONS TO PAY CHARGES AND PERFORM. If a disagreement should arise on any matter which is not resolved as provided in Section 11(a), then, pending the resolution of the disagreement by arbitration as provided in
Section 11(b), Seller shall continue to operate the Reserved Units in a manner consistent with the applicable provisions of this Agreement and ComEd shall continue to pay all charges and perform all other obligations required in accordance with the applicable provisions of this Agreement.

               (d) PRELIMINARY INJUNCTIVE RELIEF. Nothing in this Section 11 shall preclude, or be construed to preclude, the resort by either Party to a court of competent jurisdiction solely for the purposes of securing a temporary or preliminary injunction to preserve the status quo or avoid irreparable harm pending arbitration pursuant to this Section 11.

               (e) SETTLEMENT DISCUSSIONS. The Parties agree that no statements of position or offers of settlement made in the course of the dispute process described in this Section 11 will be offered into evidence for any purpose in any litigation or arbitration between the Parties, nor will any such statements or offers of settlement be used in any manner against either Party in any such litigation or arbitration. Further, no such statements or offers of settlement shall constitute an admission or waiver of rights by either Party in connection with any such litigation or arbitration. At the request of either Party, any such statements and offers of settlement, and all copies thereof, shall be promptly returned to the Party providing the same.

12.     ASSIGNMENT; TRANSFER OF STATION

               (a) ASSIGNMENT. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, ComEd shall have the right to assign its rights and obligations hereunder without the consent of Seller to (i) any entity that has a net worth of at least $500 million and credit ratings for long-term secured debt from Standard & Poor's Ratings Group of BBB- or higher and from Moody's Investors Service, Inc. of Baa3 or higher or (ii) any affiliate of ComEd. For the purposes of this Section 12(a), any direct transfer or series of direct transfers (whether voluntary or by operation of law) of a majority of the outstanding voting equity interests of Seller (or any entity or entities directly or indirectly holding a majority of the outstanding voting equity interests of Seller) to any party other than an affiliate controlled by, or under common control with, Seller shall be deemed an assignment of this Agreement.

               (b) COLLATERAL ASSIGNMENT. Notwithstanding the above, ComEd hereby consents to the assignment by Seller of a security interest in this Agreement to any Lenders; PROVIDED THAT Owner shall have provided notice of any such assignment to ComEd. ComEd further agrees to execute documentation to evidence such consent, PROVIDED it shall have no obligation to waive any of its rights under this Agreement. ComEd recognizes that such consent may grant certain rights to such Lenders, which shall be fully developed and described in the consent documents, including (i) this Agreement shall not be amended in any material respect or terminated (except for termination pursuant to the terms of this Agreement) without the consent of Lenders, which consent as to amendments shall not be unreasonably withheld or delayed, (ii) Lenders shall be given notice of, and a reasonable time period (but in no event more than the time period provided to Seller) to cure, any Seller breach or default of this Agreement, (iii) if a Lender forecloses, takes a deed in lieu or otherwise exercises its remedies pursuant to any security documents, that ComEd shall, at Lender's request, continue to perform all of its obligations hereunder, and Lender or its nominee may perform in the place of Seller, and may assign this Agreement to another party in place of Seller (PROVIDED either (i) such proposed assignee is creditworthy and possesses experience and skill in the operation of electric generation plants or (ii) ComEd consents to the assignment to such proposed assignee, which consent shall not be unreasonably withheld (it being understood that ComEd may, in deciding whether to grant such consent, take into account the creditworthiness and the electric generation plant experience and skill of the proposed assignee)), and enforce all of Seller's rights hereunder, (iv) that

Lender(s) shall have no liability under this Agreement except during the period of such Lender(s)' ownership and/or operation of a Station(s), (v) that ComEd shall accept performance in accordance with this Agreement by Lender(s) or its (their) nominee, (vi) that ComEd shall make all payments to an account designated by Lender(s), and (vii) that ComEd shall make representations and warranties to Lender(s) as Lender(s) may reasonably request with regard to (A) ComEd's corporate existence, (B) ComEd's corporate authority to execute, deliver, and perform this Agreement, (C) the binding nature of this Agreement on ComEd, (D) receipt of regulatory approvals by ComEd with respect to its performance under this Agreement, and (E) whether any defaults by Owner are known by ComEd then to exist under this Agreement.

               (c) TRANSFER OF STATION DURING THE TERM. Prior to the Termination Date, Seller shall not sell or otherwise transfer any interest in the Station to any Person without first obtaining ComEd's written consent, which consent shall not be unreasonably withheld or delayed and may be conditioned upon the transferee's assumption of the obligations of Seller under this Agreement in respect of the Reserved Units. No such assignment shall relieve Seller from its obligations hereunder, unless otherwise agreed to by ComEd in writing. Any such sale or transfer without consent under this Section 12 shall be null and void.

13.     TERMINATION BY COMED WITH RESPECT TO CERTAIN UNITS

               Subject to the notice and other requirements contained in this Section 13, ComEd shall have the right, in its sole discretion, with respect to each of the Third Contract Year, the Fourth Contract Year and the Fifth Contract Year, to terminate this Agreement with respect to any generating unit or units located at the Station (such rights to terminate being referred to herein collectively as "TERMINATION OPTIONS" and individually as a "TERMINATION OPTION"). ComEd may exercise a Termination Option with respect to the Third, Fourth and/or Fifth Contract Years by providing written notice of such exercise to Seller by no later than 90 days before the first day of the applicable Contract Year. Such notice shall contain (i) a statement that ComEd is exercising a Termination Option or Termination Options and (ii) the Contract Year or Contract Years with respect to which the Termination Option or Termination Options being exercised relate. Such termination(s) shall become effective as of the first day of the earliest Contract Year with respect to which such termination(s) relate, and at such time this Agreement shall terminate and be of no further force or effect with respect to the generating unit or units so terminated, PROVIDED THAT, the provisions of Sections 6(e) (Fuel Source and Emissions), 6(f) (Records), 10 (Limitation of Liability), 11 (Disagreements), 14 (Default, Termination and Remedies), and 16 (Indemnification) shall survive such termination(s), and PROVIDED FURTHER, that any such termination(s) shall have no effect on this Agreement as it relates to the generating unit or units that are not terminated in accordance with this Section 13.

14.     DEFAULT; TERMINATION AND REMEDIES

               (a)   SELLER'S DEFAULT. The occurrence and
continuation of any of the following events or circumstances at any time during the Term, except to the extent caused by, or resulting from, an act or omission of ComEd in breach of this Agreement, shall constitute an event of default by Seller ("SELLER'S EVENT OF
DEFAULT"):

               (i) Seller fails to pay any sum due from it hereunder on the due date thereof and such failure is not remedied within ten Business Days after receipt of written notice thereof;

               (ii) Seller shall without reasonable cause abandon or willfully desert the Station for a period in excess of 24 hours;

               (iii)  Seller's Bankruptcy; or

               (iv) Seller fails in any material respect to perform or comply with any other obligation in this Agreement on its part to be observed or performed which failure materially and adversely affects ComEd, and if reasonably capable of remedy, is not remedied within 60 days after ComEd has given written notice to Seller of such failure and requiring its remedy; PROVIDED, HOWEVER, that if such remedy cannot reasonably be cured within such period of 60 days, such failure shall not constitute a Seller's Event of Default if Seller has promptly commenced and is diligently proceeding to cure such default.

               (b) COMED DEFAULT. The occurrence and continuation of any of the following events or circumstances at any time during the Term, except to the extent caused by, or resulting from, an act or omission of Seller in breach of this Agreement, shall constitute an event of default by ComEd ("COMED EVENT OF DEFAULT"):

               (i)    ComEd fails to pay any amount due from it pursuant to
        Section 7 hereof on the due date thereof and such failure is not remedied within ten Business Days after receipt of written notice thereof;

               (ii) ComEd fails to pay any sum (other than one set forth in subsection (i) above) due from it hereunder on the due date thereof and such failure is not remedied within fifteen days after Seller has given written notice to ComEd of such failure and requiring its remedy;

               (iii)  ComEd's Bankruptcy; or

               (iv) ComEd fails in any material respect to perform or comply with any other obligation in this Agreement on its part to be observed or performed which failure materially and adversely affects Seller, and if reasonably capable of remedy, is not remedied within 60 days after Seller has given written notice to ComEd of such failure and requiring its remedy; PROVIDED, HOWEVER, that if such remedy cannot reasonably be cured within such period of 60 days, such failure shall not constitute a ComEd Event of Default if ComEd has promptly commenced and is diligently proceeding to cure such default.

               (c)    REMEDIES AND REMEDIES CUMULATIVE.

               (i) Upon the occurrence and during the continuance of a ComEd Event of Default or a Seller's Event of Default, the non-defaulting party may at its discretion (A) terminate this Agreement upon 30 days prior written notice to the Party in default and (B) exercise any other rights and remedies available at law or in equity.

               (ii) If a ComEd Event of Default under Section 14(b)(i) has occurred and is continuing, Seller shall have the right to sell the electric energy represented by the Reserved Capacity on a daily basis during the continuance of such ComEd Event of Default to third parties.

               (d) EXTENDED OUTAGE. ComEd may terminate this Agreement upon thirty days prior written notice to Seller if an outage (including an outage caused by, or resulting from, a Force Majeure Event) at the Station prevents Seller from substantially performing its obligations hereunder for a consecutive period of 120 days, PROVIDED THAT, if Seller demonstrates that it has taken significant steps toward remediating the circumstances which led to such outage and certifies in writing to ComEd that such outage will end within 300 days of its commencement (and such outage in fact ends within such 300 days), then ComEd may not so terminate this Agreement.

               (e) TERMINATIONS UNDER SECTION 13. This Agreement shall terminate at such time as all of the generating units located at the Station are terminated by ComEd in accordance with Section 13, PROVIDED THAT, the provisions of Sections 6(e) (Fuel Source and Emissions), 6(f) (Records), 10 (Limitation of Liability), 11 (Disagreements), 14 (Default, Termination and Remedies), and 16 (Indemnification) shall survive such termination.

15.     FORCE MAJEURE

               (a) FORCE MAJEURE EVENT. For the purposes of this Agreement, "FORCE MAJEURE EVENT" means any unforeseeable event, condition or circumstance beyond the reasonable control of the Party affected (the "AFFECTED PARTY") which, despite all reasonable efforts of the Affected Party to prevent it or mitigate its effects, prevents the performance by such Affected Party of its obligations hereunder. Subject to the foregoing, "Force Majeure Event" shall include:

               (i) explosion and fire (in either case to the extent not attributable to the negligence of the Affected Party);

               (ii) flood, earthquake, storm, or other natural calamity or act of God;

               (iii)  strike or other labor dispute;

               (iv)   war, insurrection or riot;

               (v) acts of, or failure to act by, legislative, judicial or regulatory agencies or officials (collectively, "GOVERNMENTAL ACTION"); and

               (vi)   Change of Law.

               (b)    OBLIGATIONS UNDER FORCE MAJEURE.

               (i) If the Affected Party is rendered unable, wholly or in part, by a Force Majeure Event, to carry out some or all of its obligations under this Agreement, then, during the continuance of such inability, the obligation of such Party to perform the obligations so affected shall be suspended.

               (ii) The Affected Party shall give written notice of such Force Majeure Event to the other Party as soon as practicable after such event occurs, which notice shall include information with respect to the nature, cause and date of commencement of the occurrence(s), and the anticipated scope and duration of the delay. Upon the conclusion of the Force Majeure Event, the Affected Party shall, with all reasonable dispatch, take all steps reasonably necessary to resume the obligation(s) previously suspended.

               (iii) Notwithstanding the foregoing, an Affected Party shall not be excused under this Section 15(b) for (x) any non-performance of its obligations under this Agreement having a greater scope or longer period than is justified by the Force Majeure Event or (y) the performance of obligations that arose prior to the Force Majeure Event. Nothing contained herein shall be construed as requiring an Affected Party to settle any strike, lockout or other labor dispute in which it may be involved.

               (c) CONTINUED PAYMENT OBLIGATION. A Party's obligation to make payments already owing pursuant to this Agreement shall not be suspended by a Force Majeure Event.

               (d) AVAILABILITY. Notwithstanding this Section 15, outages or deratings of Reserved Units caused by, or attributable to, Force Majeure Events shall be considered periods that the affected capacity is Unavailable unless such Force Majeure Event is an event described in clause (ii) or (iv) of Section 15(a) (in which case, such affected capacity shall be considered Available at 90% of the Net Dependable Capacity (as set forth in Appendix B) of the affected Reserved Unit(s) for the duration of such Force Majeure Event during a Summer Month and at 75% of such Net Dependable Capacity for the duration of such Force Majeure Event during a Non-Summer Month).

16.     REPRESENTATIONS AND WARRANTIES

               (a) REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby makes the following representations and warranties to ComEd:

               (i) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to business in the State of Illinois and has the legal power and authority to own its properties, to carry on its business as now being conducted and to enter into this Agreement and carry out the transactions contemplated hereby and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement.

               (ii) The execution, delivery and performance by Seller of this Agreement have been duly authorized by all necessary corporate action, and do not and will not require any consent or approval of Seller's Board of Directors or equity holders other than that which has been obtained (evidence of which shall be, if it has not heretofore been, delivered to ComEd).

               (iii) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the provisions of this Agreement, do not and will not conflict with or constitute a breach of or a default under, any of the terms, conditions or provisions of any legal requirements, or any organizational documents, agreement, deed of trust, mortgage, loan agreement, other evidence of indebtedness or any other agreement or instrument to which Seller is a party or by which it or any of its property is bound, or result in a breach of or a default under any of the foregoing.

               (iv) This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

               (v) There is no pending, or to the knowledge of Seller, threatened action or proceeding affecting Seller before any governmental authority which purports to affect the legality, validity or enforceability of this Agreement.

               (vi) Seller has all governmental approvals necessary for it to perform its obligations under this Agreement.

               (b) REPRESENTATIONS AND WARRANTIES OF COMED. ComEd hereby makes the following representations and warranties to Seller:

               (i) ComEd is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, is qualified to do business in the State of Illinois and has the legal power and authority to own its properties, to carry on its business as now being conducted and to enter into this Agreement and carry out the transactions contemplated hereby and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement.

               (ii) The execution, delivery and performance by ComEd of this Agreement have been duly authorized by all necessary corporate action, and do not and will not require any consent or approval of ComEd's Board of Directors or shareholders other than that which has been obtained (evidence of which shall be, if it has not heretofore been, delivered to Seller).

               (iii) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the provisions of this Agreement do not and will not conflict with or constitute a breach of or a default under, any of the terms, conditions or provisions of any legal requirements, or its articles of incorporation or bylaws, or any deed of trust, mortgage, loan agreement, other evidence of indebtedness or any other agreement or instrument to which ComEd is a party or by which it or any of its property is bound, or result in a breach of or a default under any of the foregoing.

               (iv) This Agreement constitutes the legal, valid and binding obligation of ComEd enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

               (v) There is no pending, or to the knowledge of ComEd, threatened action or proceeding affecting ComEd before any governmental authority which purports to affect the legality, validity or enforceability of this Agreement.

               (vi) ComEd has all governmental approvals necessary for it to perform its obligations under this Agreement.

17.     INDEMNIFICATION

               Each Party shall indemnify and hold harmless the other Party, and its officers, directors, agents and employees from and against any and all claims, demands, actions, losses, liabilities, expenses (including reasonable legal fees and expenses), suits and proceedings of any nature whatsoever for personal injury, death or property damage to each other's property or facilities or personal injury, death or property damage to third parties caused by the gross negligence or willful misconduct of the indemnifying Party that arise out of or are in any manner connected with the performance of this Agreement, except to the extent such injury or damage is attributable to the gross negligence or willful misconduct of, or breach of this Agreement by, the Party seeking indemnification hereunder. Title, and all risk relating to, all Electric Energy purchased by ComEd under this Agreement shall pass to ComEd at the Point of Delivery. ComEd shall indemnify Seller for liability from Electric Energy once sold and delivered at the Point of Delivery. ComEd shall indemnify Seller for liability from Electric Energy once sold and delivered at such Point of Delivery; and Seller shall indemnify ComEd for liability from Electric Energy prior to its delivery at such Point of Delivery.

18.     NOTICES

               Unless otherwise provided in this Agreement, any notice, consent or other communication required to be made under this Agreement shall be in writing and shall be sent by facsimile, delivered or sent to the address set forth below or such other address as the receiving Party may from time to time designate by written notice:

               If to ComEd, to:

                      Commonwealth Edison Company
                      Bank One Plaza, 37th Floor
                      10 South Dearborn Street
                      Chicago, Illinois  60603
                      Attention: Executive Vice President-Enterprises Facsimile No.: (312) 394-3110
                      Confirmation No.:  (312) 394-3172

               with a copy to:

                      Commonwealth Edison Company
                      Law Department
                      Room 1535
                      125 South Clark Street
                      Chicago, Illinois  60603
                      Attention:  Associate General Counsel-
                                       Corporate and Commercial
                      Facsimile No.:  (312) 394-3950
                      Confirmation No.:  (312) 394-5400

               If to Seller, to:

                      Midwest Generation, LLC
                      One Financial Place -- Suite 3500
                      440 South LaSalle Street
                      Chicago, Illinois 60605
                      Attention:  President
                      Facsimile No.:  (312) 583-6000
                      Confirmation No.:  (312) 583-6111

               with a copy to:

                      Edison Mission Marketing & Trading Inc.
                      160 Federal Street
                      Boston, Massachusetts 02110-1776
                      Attention:  Bulk Power Operations
                      Fax No.:  (617) 912-6001
                      Confirmation No.:  (617) 912-6000


               and

               Midwest Generation, LLC
                      One Financial Place -- Suite 3500
                      440 South LaSalle Street
                      Chicago, Illinois 60605
                      Attention:  General Counsel
                      Fax No.:  (312) 583-4917
                      Confirmation No.:  (312) 583-6082

All notices shall be effective when received.

19.     CONFIDENTIALITY

               Each Party agrees that it will treat in confidence all documents, materials and other information marked "Confidential," "Proprietary" or with similar designation by the disclosing Party ("CONFIDENTIAL INFORMATION") which it shall have obtained during the course of the negotiations leading to, and its performance of, this Agreement (whether obtained before or after the date of this Agreement). Confidential Information shall not be communicated to any third party (other than, in the case of Seller, to its affiliates, to its counsel, accountants, financial or tax advisors, or insurance consultants, to prospective partners and other investors in Seller and their counsel, accountants, or financial or tax advisors, or in connection with any financing or refinancing, or its permitted assignees or transferees; and in the case of ComEd, to its affiliates, or to its counsel, accountants, financial advisors, tax advisors or insurance consultants, or its permitted assignees or transferees). As used herein, the term "Confidential Information" shall not include any information which (i) is or becomes available to a Party from a source other than the other Party, (ii) is or becomes available to the public other than as a result of disclosure by the receiving Party or its agents or (iii) is required to be disclosed under applicable law or judicial, administrative or regulatory process, but only to the extent it must be disclosed.

20.     GOVERNING LAW

               Except as provided in Section 11, this Agreement shall be deemed to be an Illinois contract and shall be construed in accordance with and governed by the laws of Illinois without regard to its conflicts of laws provisions.

21.     PARTIAL INVALIDITY

               Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable. In the event that such a construction would be unreasonable or would deprive a Party of a material benefit under this Agreement, the Parties shall seek to amend this Agreement to remove the invalid provision and otherwise provide the benefit unless prohibited by any Requirements of Law.

22.     WAIVERS

               The failure of either Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of a Party thereafter to enforce each and every such provision. A waiver under this Agreement must be in writing and state that it is a waiver. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

23.     COMPETITIVE TRANSITION CHARGE

               The Parties acknowledge that Seller has satisfied its Competitive Transition Charge (as defined in the Illinois Public Utilities
Act) obligations with respect to the Stations by prepayment, which was included in the Purchase Price paid under the Asset Sale Agreement.

24.     ENTIRE AGREEMENT AND AMENDMENTS

               Except as provided in the Asset Sale Agreement and the Interconnection Agreement, this Agreement supersedes all previous representations, understandings, negotiations and agreements either written or oral between the Parties hereto or their representatives with respect to the subject matter hereof and constitutes the entire agreement of the Parties with respect to the subject matter hereof. No amendments or changes to this Agreement shall be binding unless made in writing and duly executed by both Parties.

               IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth at the beginning of this Agreement.

                                   COMMONWEALTH EDISON COMPANY


                                   By: /s/ Paul A. Elbert
                                      --------------------------------
                                           Name: Paul A. Elbert
                                           Title: Executive Vice President


                                    MIDWEST GENERATION, LLC

                                   By: /s/ Georgia R. Nelson
                                      --------------------------------
                                           Name: Georgia R. Nelson
                                           Title: President